Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-134263, 333-121078, 333-119027 and 333-123854 on Form S-3 and Nos. 333-109531 and 333-134178 on Form S-8 of our reports dated March 16, 2007, relating to the financial statements of Acusphere, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No.123R, Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Acusphere, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 16, 2007